Exhibit 5.1
March 27, 2008
Entertainment Properties Trust
30 Pershing Road, Suite 201
Kansas City, Missouri 64108
          Re:     Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Entertainment Properties Trust, a Maryland real estate investment trust (the “Issuer”), in connection with the issuance of (a) up to 3,450,000 Series E Cumulative Convertible Preferred shares of beneficial interest of the Issuer (which includes 450,000 shares to cover over-allotments, if any, the “Shares”) and (b) the common shares of beneficial interest, par value $0.01, of the Issuer which may be issued upon conversion of the Shares (the “Conversion Shares”) in accordance with the terms and conditions set forth in the Articles Supplementary classifying and designating such Shares (the “Articles Supplementary”), covered by a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on February 28, 2007, File No. 333-140978 (such registration statement, as amended or supplemented is hereinafter referred to as the “Registration Statement”). The Shares are to be issued in a public offering under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.
     In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Amended and Restated Declaration of Trust, as amended, and Bylaws of the Issuer, (ii) minutes and records of the corporate proceedings of the Issuer with respect to the issuance of the Shares and the Conversion Shares, (iii) the Registration Statement, (iv) the Underwriting Agreement, dated as of March 27, 2008, among J.P. Morgan Securities, Inc., and Morgan Stanley & Co. Incorporated, for themselves and as representatives of the several Underwriters named in the Underwriting Agreement, and the Issuer (the “Underwriting Agreement”), and (v) the Articles Supplementary dated April 1, 2008.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Issuer and others.

     Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium, arrangement and other laws affecting creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers, (ii) the limitations imposed by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.
     We render no opinion herein as to matters involving the laws of any jurisdiction other than the present laws of the United States of America, the present laws of the State of Missouri (excluding local laws), the Maryland Corporations and Associations Act, and the present judicial interpretations thereof. We advise you that the issues addressed by this opinion may be governed in whole or in part by other laws, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws that may actually govern.
     Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that
     1.     The Shares have been duly authorized and, when issued in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.
     2.     The issuance of the Conversion Shares has been duly authorized and, when issued and delivered by the Issuer upon conversion of the Shares pursuant to the resolutions of the board of trustees of the Issuer and the Articles Supplementary and otherwise in accordance with the Registration Statement, the Conversion Shares will be validly issued, fully-paid and nonassessable.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion shall not be construed as or deemed to be a guaranty or insuring agreement. This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts of which we become aware after the date hereof.
     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules of the Commission.
Very truly yours,
STINSON MORRISON HECKER LLP
/s/ Stinson Morrison Hecker LLP